Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 267791 on Form S-3 and Registration Statement Nos. 333- 259535 and 333-270059 on Form S-8 of our reports dated February 27, 2023 (August 14, 2023, as to the effects of the restatement discussed in Note 3 and the effects of the material weakness described in Item 9A, Management’s Report on Internal Controls over Financial Reporting (as revised)) relating to the financial statements of Definitive Healthcare Corp. and the effectiveness of Definitive Healthcare Corp.'s internal control over financial reporting appearing in this Annual Report on Form 10-K/A for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 14, 2023